Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

GRANITESHARES GOLD TRUST
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Exchange-Traded Vehicle Securities	GraniteShares Gold Shares	Rule 457(u)	(1)	(1)	(1)	$0.0000927	(1)

Fees Previously Paid

Carry Forward Securities
Carry Forward Securities	Exchange-Traded Vehicle Securities	GraniteShares Gold Shares	Rule 415(a)(6)	44,750,000		$858,752,500			S-3	333-230462	4/1/2019	$69,807.23

	Total Offering Amounts					(1)		(1)
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$0.00

(1)	An indeterminate number of securities is being registered as may from time to time be sold at indeterminate prices. In accordance with Rules 456(d) and 457(u) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is deferring payment of all of the registration fee and will pay the registration fee subsequently on an annual basis.